EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
 Attachment to item 77Q3:
 Clarification of certain NSAR information
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EXHIBIT A:
To the Board of Trustees of
Phoenix-Kayne Funds and Shareholders of
Phoenix-Kayne California Intermediate Tax-Free Bond Fund
Phoenix-Kayne Intermediate Total Return Bond Fund
Phoenix-Kayne International Fund
Phoenix-Kayne Rising Dividends Fund
Phoenix-Kayne Small-Mid Cap Fund

In planning and performing our audits of the financial statements of Phoenix-Kayne California Intermediate Tax-Free Bond Fund, Phoenix-Kayne Intermediate Total Return Bond Fund, Phoenix-Kayne International Fund, Phoenix-Kayne Rising Dividends Fund and Phoenix-Kayne Small-Mid Cap Fund (constituting Phoenix-Kayne Funds, hereafter referred to as the "Trust") for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles.
Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 17, 2005




EXHIBIT B:
PHOENIX KAYNE FUNDS
CIK# 0001018593
ANNUAL 12/31/04

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-
Series 1- Class X $1,111, Class A $420, Class B $3 and Class C $3. Series 2- Class X $0, Class A $0, Class B $0 and Class C $0.
Series 3- Class X $408, Class A $70, Class B $0 and Class C $0.

73A1/73A2-
Series 1- Class X 0.18, Class A 0.14, Class B 0.02 and Class C 0.02 Series 2- Class X 0, Class A 0.10, Class B 0.24 and Class C 0.24
Series 3- Class X 0.11, Class A 0.08, Class B 0 and Class C 0.

74U1/74U2-
Series 1- Class X 6054, Class A 3355, Class B 189 and Class C 199
Series 2- Class X 4484, Class A 3585, Class B 217 and Class C 879
Series 3- Class X 3672, Class A 897, Class B 31 and Class C 84

74V1/74V2-
Series 1- Class X $15.95, Class A $15.91, Class B $15.76
and Class C $15.77
Series 2- Class X $20.70, Class A $20.59, Class B $20.27
 and Class C $20.30
Series 3- Class X $12.73, Class A $12.68, Class B $12.60 and Class C $12.60.